EXHIBIT 99.1

Global Crossing Announces Third Quarter

Financial Results

  Consolidated revenue grew 27 percent year over year to $594 million.
  Adjusted gross margin increased to 52 percent of revenue or $306 million.
  All business segments generated positive adjusted cash EBITDA for a total of $74 million.

FOR IMMEDIATE RELEASE: TUESDAY, NOVEMBER 6, 2007

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today reported its unaudited consolidated financial and operational results for the third quarter of 2007.

Summary

The company reported consolidated revenue grew 27 percent year over year to $594 million, and adjusted gross margin was $306 million or 52 percent of revenue. Adjusted cash EBITDA for the third quarter was $74 million. The "rest of world" (ROW) segment - namely the business outside the company's GCUK and GC Impsat subsidiaries - generated its first quarter of positive adjusted cash EBITDA at $13 million in the third quarter, resulting in positive adjusted cash EBITDA for every business segment. Definitions of the company's adjusted cash EBITDA and adjusted gross margin non-GAAP measures and reconciliations to the most directly comparable GAAP measures are included below.

"Our initiatives to grow the business have been highly successful on all fronts," said John Legere, Global Crossing's chief executive officer. "Fibernet was integrated early and under budget, the Impsat integration is progressing well, and we reached another significant milestone with our 'rest of world' segment generating positive adjusted cash EBITDA for the first time. Our efforts to reduce cost of access and operating expenses, while continuing to improve our product mix and to deliver a superior customer experience, are paying off."

The company's efforts to integrate its recent acquisitions of Fibernet and Impsat in a seamless manner for customers have yielded continued success, with more than one thousand enterprises and carriers in North America, Europe and Latin America joining Global Crossing's client roster as a result of the acquisitions.

Total Internet Protocol (IP) traffic growth was up 17 percent sequentially and 52 percent year to date, putting it on a trajectory to realize approximately 80 percent year-over-year growth by the end of 2007. Global Crossing is outpacing the industry in growth on its IP platform.

Revenue and Margin
During the third quarter of 2007, Global Crossing's consolidated business generated $594 million in revenue, representing $128 million or 27 percent year-over-year growth and $47 million or 9 percent sequential growth. GC Impsat generated $85 million of revenue during the third quarter, its first full quarter of contribution to the business. Excluding Fibernet and Impsat, Global Crossing generated year-over-year revenue growth of 5 percent or $21 million and sequential growth of 3 percent or $14 million.

The company's "invest and grow" category - namely that part of the business focused on serving global enterprise, carrier data and indirect channel customers - generated revenue of $477 million for the third quarter, an increase of $164 million or 52 percent year over year and $45 million or 10 percent sequentially. Excluding acquisitions, the company's "invest and grow" revenue increased 19 percent or $59 million year over year and 4 percent or $13 million sequentially.

The company's ROW segment generated $258 million of "invest and grow" revenue in the third quarter, a year-over-year increase of $53 million or 26 percent and a sequential increase of $11 million or 4 percent. GC Impsat generated $83 million in "invest and grow" revenue, while GCUK generated $141 million, a 31 percent or $33 million year-over-year increase and one percent or $2 million growth compared to the prior quarter. The year-over-year improvement was primarily attributable to the inclusion of Fibernet.

Consistent with Global Crossing's strategy to focus on its "invest and grow" category, wholesale voice revenue for the third quarter remained relatively flat on a sequential basis at $115 million, marking the first quarter since the company refocused its strategy in 2004 in which such revenue did not decline. Wholesale revenue declined by $36 million year over year. The company expects revenue from this business category to continue at current levels.

Global Crossing reported third quarter adjusted gross margin at 52 percent of revenue or $306 million in absolute terms. This compared with 41 percent or $191 million in the third quarter of 2006 and 49 percent or $266 million in the second quarter of 2007.

The "invest and grow" business generated $289 million of adjusted gross margin or 61 percent of revenue, compared to 55 percent or $172 million in the third quarter of 2006 and 58 percent or $252 million in the second quarter of 2007. The $37 million sequential increase in "invest and grow" adjusted gross margin dollars translates into incremental adjusted gross margins of 82 percent relative to the $45 million sequential increase in "invest and grow" revenue.

"Our improved operational leverage during the third quarter is evident, given our generating 82 percent incremental 'invest and grow' adjusted gross margin and positive adjusted cash EBITDA in every part of the business," continued Mr. Legere. "Taking into account our revenue growth, new order volumes at record highs, and ongoing operational and access savings, we expect these trends to continue."

Costs

Setting aside increased costs resulting from GC Impsat, all Global Crossing's costs improved sequentially in the third quarter of 2007.

Without GC Impsat, the company's cost of access expense would have improved by $3 million sequentially. GC Impsat accounted for $24 million of Global Crossing's total cost of access expense in third quarter of 2007, an increase of $10 million compared to the second quarter, when GC Impsat contributed only for a partial part of the quarter. Consolidated cost of access expense for the third quarter was $288 million, compared with $281 million in the second quarter of 2007 and $275 million in the third quarter of 2006.

Cost of revenue -- which includes cost of access; technical real estate, network and operations; third party maintenance; and cost of equipment sales -- was $435 million in the third quarter, compared with $430 million in the previous quarter and $381 million in the third quarter of 2006. The sequential and year-over-year increases were primarily due to the inclusion of Impsat and Fibernet and a year-over-year increase in cash and stock compensation associated with retention and motivation grants. Excluding cost of access, cost of revenue declined by $2 million sequentially, despite $6 million in incremental expense from GC Impsat. Excluding cost of access, Global Crossing's ROW and GCUK segments delivered sequential reductions in cost of revenue of $7 million and $1 million, respectively.

Sales, general and administrative (SG&A) expenses were $98 million in the third quarter of 2007, compared with $128 million in the second quarter of 2007 and $78 million in the third quarter of 2006. GC Impsat incurred incremental expenses of $8 million due to the inclusion of its costs for a full quarter.  The company reduced its real estate restructuring reserve by $11 million during the third quarter, all of which impacted Global Crossing's ROW segment.  Additionally, $14 million of the sequential variance was attributable to severance expense incurred in the second quarter, which did not recur in the third quarter. The year-over-year increase in SG&A was primarily due to inclusion of GC Impsat and Fibernet, plus previously noted retention and motivation grant expenses.

Earnings
Global Crossing reported $74 million of adjusted cash EBITDA, a sequential increase of $66 million and a $68 million year-over-year improvement. Adjusted cash EBITDA in the third quarter included a reversal of $11 million in the company's real estate restructuring reserve as noted above, all of which benefited the ROW segment.

The ROW segment achieved positive adjusted cash EBITDA for the first time, at $13 million for the third quarter, and the company expects ROW to continue generating positive adjusted cash EBITDA in the future. GC Impsat contributed $21 million of adjusted cash EBITDA during its first full quarter of contribution to the business, and GCUK accounted for $40 million.

Global Crossing's consolidated net loss applicable to common shareholders was $89 million for the third quarter, compared with losses of $101 million in the second quarter and $51 million in the third quarter of 2006. The year-over-year increase in net loss was principally due to increased interest costs and a charge related to the early conversion of debt owed to Global Crossing's controlling shareholder to equity.

Cash and Liquidity

As of September 30, 2007, Global Crossing had $431 million of cash, of which $369 million was unrestricted and $62 million was restricted cash and cash equivalents.

Cash flow from operating activities was $7 million for the third quarter. Cash use for the quarter included $90 million used for capital expenditures and for principal payments on capital leases and long-term debt, $7 million used for a real estate settlement, and $26 million of interest on indebtedness. Global Crossing received $23 million in proceeds for indefeasible rights of use (IRUs) sold in the third quarter.

The company used $76 million of cash during the quarter, excluding cash used for financing and M&A related activities.

Global Crossing expects that it will generate cash of $20 to $50 million in the fourth quarter, based on its revenue and gross margin performance, the resulting improvements in adjusted cash EBITDA, increasing IRU demand and ongoing efforts to reduce the company's days sales outstanding.

Note regarding contributions from Impsat and Fibernet

Financial results for the third quarter of 2006 do not include contributions from Fibernet or GC Impsat. Third quarter 2007 financial results do include full contribution from both Fibernet and GC Impsat; however, during the second quarter of 2007, GC Impsat contributed for a partial period beginning May 9, 2007. References made to segment revenue and costs are gross of intersegment eliminations as reported in the following financial tables.

Guidance

The following table represents the company's 2007 guidance as provided on May 10, 2007.

Metric ($ in millions)	2007 Guidance
Revenue	$2,170 - $2,245
Invest and grow revenue	$1,710 - $1,755
Wholesale voice revenue	$460 - $490
Adjusted gross margin percentage	50%
Invest and grow adjusted gross margin percentage	60%
Wholesale voice adjusted gross margin percentage	12%
Adjusted Cash EBITDA	$165 - $195
Cash use (1)	($115) - ($95)

Note:

  Cash use guidance for 2007 did not include cash used for the purchase of Impsat, fees for financing and M&A activities or proceeds from financing activities.

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached schedules include definitions of Global Crossing's adjusted cash EBITDA and adjusted gross margin measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call
The company will hold a conference call on Tuesday, November 6, 2007 at 9:00 a.m. EST to discuss its financial results. The call may be accessed by dialing +1 212 346 0104 or +44 (0) 870 001 3144. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Tuesday, November 6, 2007 beginning at 11:00 a.m. EST and will be accessible until Tuesday, November 13, 2007 at 11:00 a.m. EST.  To access the replay, North American callers should dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21353687. Callers in the United Kingdom should dial +44 (0) 870 000 3081 or +44 (0) 800 692 0831 and enter reservation number 21353687.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world's first integrated global IP-based network. Its core network connects more than 390 cities in more than 30 countries worldwide, and delivers services to more than 600 cities in more than 60 countries and 6 continents around the globe. The company's global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world's enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive.  The company offers a full range of data, voice and security products to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.  Its Professional Services and Managed Solutions provide VoIP, security and network consulting and management services to support its Global Crossing IP VPN service and Global Crossing VoIP services.  Global Crossing was the first -- and remains the only -- global communications provider with IPv6 natively deployed in both its private and public backbone networks.

Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Failure to achieve expected synergies or operating results resulting from the acquisition of Fibernet or Impsat; Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; greater than anticipated increases in operating expenses and capital expenditures needed to support the company's revenue growth; the company's reliance on cash generated by individually significant prepayments for services; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; the company's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company's and Impsat's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973 937 0155

PR@globalcrossing.com

Fernanda Marques

Latin America

+ 55 11 3957 2042

LatAmPR@globalcrossing.com

Jo Graves

Europe

+ 44 (0) 1256 858 403

EuropePR@globalcrossing.com

Analysts/Investors Contact

Suzanne Lipton

+ 1 800 836 0342

glbc@globalcrossing.com

Tony Suarez

+1 800 836 0342

glbc@globalcrossing.com

IR/PR1

6 PAGES OF FINANCIAL INFORMATION TO FOLLOW
Global Crossing Limited and Subsidiaries													Table 1
Unaudited Summary of Consolidated Revenues, Cost of Access, and Adjusted Gross Margin by Operating Segment
($ in millions)

	Quarter Ended September 30, 2007					Quarter Ended June 30, 2007					Quarter Ended September 30, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

Revenue:
Enterprise, carrier data and indirect channels	$ 141	$ 80	$ 256	-	$ 477	$ 139	$ 47	$ 246	-	$ 432	$ 108	$ 205	$ 313
Wholesale voice	3	2	110	-	115	2	1	111	-	114	2	149	151
Other	-	-	2	-	2	-	-	1	-	1	-	2	2
Intersegment revenue	-	3	2	(5)	-	-	2	1	(3)	-	-	-	-
Consolidated revenue	$ 144	$ 85	$ 370	$ (5)	$ 594	$ 141	$ 50	$ 359	$ (3)	$ 547	$ 110	$ 356	$ 466

Cost of access:
Enterprise, carrier data and indirect channels	$ (38)	$ (21)	$ (129)	$ -	$ (188)	$ (40)	$ (12)	$ (128)	$ -	$ (180)	(33)	$ (108)	$ (141)
Wholesale voice	(2)	(1)	(96)	-	(99)	(1)	(1)	(99)	-	(101)	(2)	(131)	(133)
Other	-	-	(1)	-	(1)	-	-	-	-	-	-	(1)	(1)
Intersegment cost of access	-	(2)	(2)	4	-	-	(1)	(1)	2	-	-	-	-
Consolidated cost of access	$ (40)	$ (24)	$ (228)	$ 4	$ (288)	$ (41)	$ (14)	$ (228)	$ 2	$ (281)	$ (35)	$ (240)	$ (275)

Adjusted gross margin:
Enterprise, carrier data and indirect channels	$ 103	$ 59	$ 127	$ -	$ 289	$ 99	$ 35	$ 118	$ -	$ 252	$ 75	$ 97	$ 172
Wholesale voice	1	1	14	-	16	1	-	12	-	13	-	18	18
Other	-	-	1	-	1	-	-	1	-	1	-	1	1
Intersegment adjusted gross margin	-	1	-	(1)	-	-	1	-	(1)	-	-	-	-
Consolidated adjusted gross margin	$ 104	$ 61	$ 142	$ (1)	$ 306	$ 100	$ 36	$ 131	$ (1)	$ 266	$ 75	$ 116	$ 191

On May 9, 2007, the company announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Global Crossing Limited and Subsidiaries														Table 2
Unaudited Condensed Consolidated Statements of Operations by Operating Segment
($ in millions)

	Quarter Ended September 30, 2007					Quarter Ended June 30, 2007					Quarter Ended September 30, 2006

	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Eliminations	Total

REVENUES	$ 144	$ 85	$ 370	$ (5)	$ 594	$ 141	$ 50	$ 359	$ (3)	$ 547	$ 110	$ 356	$ -	$ 466
COST OF REVENUE (EXCLUDING DEPRECIATION):
Cost of access	(40)	(24)	(228)	4	(288)	(41)	(14)	(228)	2	(281)	(35)	(240)	-	(275)
Real estate, network and operations	(26)	(12)	(66)	1	(103)	(26)	(6)	(70)	1	(101)	(18)	(51)	-	(69)
Third party maintenance	(9)	(4)	(13)	-	(26)	(9)	(3)	(13)	-	(25)	(8)	(14)	-	(22)
Cost of equipment sales	(13)	(1)	(4)	-	(18)	(14)	(2)	(7)	-	(23)	(11)	(4)	-	(15)
Total cost of revenue	(88)	(41)	(311)	5	(435)	(90)	(25)	(318)	3	(430)	(72)	(309)	-	(381)

Selling, general and administrative	(17)	(24)	(57)	-	(98)	(23)	(16)	(89)	-	(128)	(13)	(65)	-	(78)
Depreciation and amortization	(24)	(14)	(35)	-	(73)	(20)	(8)	(35)	-	(63)	(12)	(29)	-	(41)
Total operating expenses	(129)	(79)	(403)	5	(606)	(133)	(49)	(442)	3	(621)	(97)	(403)	-	(500)

OPERATING INCOME (LOSS)	15	6	(33)	-	(12)	8	1	(83)	-	(74)	13	(47)	-	(34)

OTHER INCOME (EXPENSE)
Interest income	2	1	4	(2)	5	3	2	3	(2)	6	3	4	(2)	5
Interest expense	(17)	(8)	(28)	2	(51)	(18)	(6)	(25)	2	(47)	(13)	(16)	2	(27)
Other income (expense), net	2	6	(24)	-	(16)	3	(5)	26	-	24	4	(6)	-	(2)
INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND PROVISION FOR INCOME TAXES	2	5	(81)	-	(74)	(4)	(8)	(79)	-	(91)	7	(65)	-	(58)
Net gain on preconfirmation contingencies	-	-	2	-	2	-	-	-	-	-	-	10	-	10
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	2	5	(79)	-	(72)	(4)	(8)	(79)	-	(91)	7	(55)	-	(48)
Provision for income taxes	(1)	(3)	(12)	-	(16)	-	(2)	(7)	-	(9)	(1)	(1)	-	(2)
NET INCOME (LOSS)	1	2	(91)	-	(88)	(4)	(10)	(86)	-	(100)	6	(56)	-	(50)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	(1)	-	(1)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ 1	$ 2	$ (92)	$ -	$ (89)	$ (4)	$ (10)	$ (87)	$ -	$ (101)	$ 6	$ (57)	$ -	$ (51)

On May 9, 2007, the company announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat. The results of GC Impsat for the quarter ended March 31, 2007 relate to the results of the GC Impsat Holdings Plc, which issued debt in anticipation of consummating the acquisition of Impsat Fiber Networks Inc.

Global Crossing Limited and Subsidiaries		Table 3
Condensed Consolidated Balance Sheets
($ in millions)
	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents - current portion	$ 369	$ 459
Restricted cash and cash equivalents	35	3
Accounts receivable, net of allowances of $58 and $43	334	262
Prepaid costs and other current assets	134	84

Total current assets	872	808

Restricted cash and cash equivalents - long-term	27	3
Property and equipment, net of accumulated depreciation of $591 and $407	1,453	1,132
Intangible assets, net (including goodwill of $153 and $2)	190	26
Other assets	101	86

Total assets	$ 2,643	$ 2,055

LIABILITIES:
Current liabilities:
Short-term debt	$ -	$ 6
Accounts payable	264	283
Accrued cost of access	123	107
Current portion of long-term debt	12	6
Accrued restructuring costs - current portion	26	30
Deferred revenue - current portion	156	139
Other current liabilities	401	336

Total current liabilities	982	907

Debt with controlling shareholder	-	275
Long-term debt	1,271	661
Obligations under capital leases	117	106
Deferred revenue	205	163
Accrued restructuring costs	45	61
Other deferred liabilities	97	77

Total liabilities	2,717	2,250

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 and 85,000,000 shares authorized, $.01 par value,
54,510,263 and 36,609,236 shares issued and outstanding as of
September 30, 2007 and December 31, 2006, respectively	1	-
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,291	857
Accumulated other comprehensive loss	(35)	(29)
Accumulated deficit	(1,333)	(1,025)

Total shareholders' deficit	(74)	(195)

Total liabilities and shareholders' deficit	$ 2,643	$ 2,055

Global Crossing Limited and Subsidiaries		Table 4
Unaudited Condensed Consolidated Statements of Cash Flows
($ in millions)
	Nine Months Ended
	September 30,
	2007	2006

Cash flows provided by (used in) operating activities:
Net loss	$ (308)	$ (234)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of marketable securities	-	(1)
Gain on settlement of contracts due to Impsat acquisition	(27)	-
Non-cash inducement charge for conversion of debt	30	-
Non-cash income tax provision	31	28
Non-cash stock compensation expense	47	18
Depreciation and amortization	186	114
Provision for doubtful accounts	5	2
Amortization of prior period IRUs	(8)	(4)
Gain on preconfirmation contingencies	(2)	(29)
Changes in assets and liabilities and other	(63)	20

Net cash used in operating activities	(109)	(86)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(154)	(73)
Purchases of marketable securities	-	(20)
Proceeds from sale of marketable securities	4	1
Payment for Impsat, net of cash acquired	(76)	-
Change in restricted cash and cash equivalents	(56)	16

Net cash used in investing activities	(282)	(76)

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	-	240
Proceeds from long-term debt	597	144
Repayment of capital lease obligations	(30)	(12)
Repayment of long-term debt	(249)	(6)
Proceeds from exercise of stock options	4	3
Finance costs incurred	(24)	(17)

Cash flows provided by (used in) financing activities	298	352

Effect of exchange rate changes on cash and cash equivalents	3	3

Net increase (decrease) in cash and cash equivalents	(90)	193

Cash and cash equivalents, beginning of period	459	224

Cash and cash equivalents, end of period	$ 369	$ 417

Non cash investing and financing activities:
Capital lease and debt obligations incurred	$ 59	$ 46

Conversion of debt, accrued interest and accrued consent fees to equity	$ 329	$ -

Accrued interest paid with the issuance of convertible notes	$ 6	$ 6

Business acquisitions:

Fair value of assets acquired	$ 519	$ -
Less: liabilities assumed	388	-
Net assets acquired	131	-
Less: cash acquired	28	-
Less: non-cash gain associated with settlement of pre-existing relationships	27	-
Purchase price for Impsat, net of cash acquired	$ 76	$ -

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Adjusted Cash EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure.  Global Crossing's calculation of its Adjusted Cash EBITDA measure may not be consistent with EBITDA measures of other companies.  Management believes that Adjusted Cash EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications.  Adjusted Cash EBITDA is an important aspect of the company's internal reporting and is also used by the investment community in assessing financial performance.  This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited														Table 5
Unaudited Reconciliation of Adjusted Cash EBITDA to Income (Loss) Applicable to Common Shareholders by Operating Segment
($ in millions)

	Quarter Ended September 30, 2007					Quarter Ended June 30, 2007					Quarter Ended September 30, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Eliminations	Total

Adjusted cash EBITDA	$ 40	$ 21	$ 13	$ -	$ 74	$ 30	$ 9	$ (31)	$ -	$ 8	$ 25	$ (19)	$ -	$ 6
Non-cash stock compensation	(1)	(1)	(11)	-	(13)	(2)	-	(17)	-	(19)	-	1	-	1
Depreciation and amortization	(24)	(14)	(35)	-	(73)	(20)	(8)	(35)	-	(63)	(12)	(29)	-	(41)
Interest income	2	1	4	(2)	5	3	2	3	(2)	6	3	4	(2)	5
Interest expense	(17)	(8)	(28)	2	(51)	(18)	(6)	(25)	2	(47)	(13)	(16)	2	(27)
Other income (expense), net	2	6	(24)	-	(16)	3	(5)	26	-	24	4	(6)	-	(2)
Net, gain on pre-confirmation contingencies	-	-	2	-	2	-	-	-	-	-	-	10	-	10
Provision for income taxes	(1)	(3)	(12)	-	(16)	-	(2)	(7)	-	(9)	(1)	(1)	-	(2)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	(1)	-	(1)

Income (loss) applicable to common shareholders	$ 1	$ 2	$ (92)	$ -	$ (89)	$ (4)	$ (10)	$ (87)	$ -	$ (101)	$ 6	$ (57)	$ -	$ (51)

On May 9, 2007, the company announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat. The results of GC Impsat for the quarter ended March 31, 2007 relate to the results of the GC Impsat Holdings I Plc, which issued debt in anticipation of consummating the acquisition of Impsat Fiber Networks Inc.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries.

Definition:

Adjusted cash EBITDA is earnings before interest, taxes, depreciation and amortization, other income/(expense), net, net gain on pre-confirmation contingencies, preferred stock dividends and non-cash stock compensation.

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Adjusted Gross Margin, which is considered a non-GAAP financial metric, to gross margin, which is the most directly comparable GAAP measure. Management believes that Adjusted Gross Margin is a relevant indicator of operating performance since it links revenue lines with the largest and most directly related costs incurred to generate such revenue. Adjusted Gross Margin should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.
Global Crossing Limited and Subsidiaries													Table 6
Unaudited Reconciliation of Adjusted Gross Margin to Gross Margin by Operating Segment
($ in millions)

	Quarter Ended September 30, 2007					Quarter Ended June 30, 2007					Quarter Ended September 30, 2006
	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	GC Impsat	ROW[1]	Eliminations	Total	GCUK	ROW[1]	Total

Adjusted Gross Margin	$ 104	$ 61	$ 142	$ (1)	$ 306	$ 100	$ 36	$ 131	$ (1)	$ 266	$ 75	$ 116	$ 191
Real estate, network and operations	(26)	(12)	(66)	1	(103)	(26)	(6)	(70)	1	(101)	(18)	(51)	(69)
Third party maintenance	(9)	(4)	(13)	-	(26)	(9)	(3)	(13)	-	(25)	(8)	(14)	(22)
Cost of equipment sales	(13)	(1)	(4)	-	(18)	(14)	(2)	(7)	-	(23)	(11)	(4)	(15)

Gross margin	$ 56	$ 44	$ 59	$ -	$ 159	$ 51	$ 25	$ 41	$ -	$ 117	$ 38	$ 47	$ 85

On May 9, 2007, the company announced that it had acquired Impsat Fiber Networks Inc., and since that date Impsat's results have been consolidated into Global Crossing's results as GC Impsat. The results of GC Impsat for the quarter ended March 31, 2007 relate to the results of the GC Impsat Holdings I Plc, which issued debt in anticipation of consummating the acquisition of Impsat Fiber Networks Inc.

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries.

Definition:

Adjusted gross margin is revenue minus cost of access.